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NEWS                    National Convenience Stores
                                 Incorporated

                     100 Waugh Drive
                     Houston, Texas 77007


                                               Contact: Brian Fontana
                                                        Chief Financial Officer
                                                        (713) 863-2434
                                                        NCS #274




                  NATIONAL CONVENIENCE STORES REJECTS CIRCLE K
                 ACQUISITION PROPOSAL, SIGNS ATM AGREEMENT WITH
                 NATIONSBANK AND ADOPTS STOCKHOLDER RIGHTS PLAN

         HOUSTON, TEXAS -- August 31, 1995 -- National Convenience Stores Incorporated (NYSE:NCS) announced today that its Board of Directors has unanimously rejected The Circle K Corporation's unsolicited $17.00 cash acquisition proposal. The Board believes that it is in the best interests of the Company's stockholders to remain an independent public company and to continue to pursue its strategic plan. The Board of Directors based its judgment in part upon the opinion of Merrill Lynch & Co., the Company's financial advisor, that the Circle K proposal is inadequate from a financial point of view.

         The Company's Board of Directors believes that remaining independent is superior to the Circle K proposal for several reasons. The Company's results of operations have only recently begun to reflect the impact of the implementation of Project Breakthrough in its Dallas/Fort Worth market, and this favorable trend is expected to continue as the project is rolled out across the Company's entire store base. V.H. Van Horn, President and Chief Executive Officer of the Company, said "We are off to a very strong start in fiscal 1996, with operating results well above those for last year." He further noted "In addition to the strong operating results, the Company today signed an automated teller agreement with NationsBank which guarantees the Company $16.5 million in operating income over the next six years."



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NATIONAL CONVENIENCE STORES INCORPORATED
RELEASE #274
ADD 2

         The strategic alliance with NationsBank of Texas, N.A. provides for the installation of automated teller machines in the Company's 661 stores. Under this agreement, NationsBank's 1.2 million cardholders in Texas will have the convenience of conducting financial transactions in all the Company's stores without the payment of a bank service charge. This arrangement, which becomes effective in December 1995 upon expiration of the Company's current automated teller machine contract, is expected to generate over 21 million customer visits per year, and each visit represents an opportunity for the Company to sell gasoline and merchandise. Based upon the Company's experience with automated teller machines in less than half of its stores, the Company believes that the new strategic alliance will generate at least $19.5 million in additional store profits over the term of the contract. Additionally, the Company anticipates incremental profits from associated gasoline and merchandise sales. The Company and NationsBank intend to engage in an extensive marketing campaign to promote the new strategic alliance.

         The Company also announced that its Board of Directors has adopted a Stockholder Rights Plan. The Plan is designed to protect the Company from unfair or coercive takeover tactics and to assure that all of the Company's stockholders receive fair treatment in the event of any takeover proposal. It is not intended to prevent a takeover on terms beneficial to the Company's stockholders. A brief summary of the terms and provisions of the Plan and the mechanics of its implementation is set forth in Exhibit A hereto.

         The Company also announced that its Board of Directors has fixed October 2, 1995 as the record date for the Company's 1995 annual meeting that will be held in Houston, Texas at 10:00 a.m., local time, on November 7, 1995. The Board of Directors has also nominated Messrs. Charles J. Luellen, Lionel Sosa, Richard C. Steadman and William Key Wilde to stand for re-election as directors at the forthcoming annual meeting. As previously announced, Circle K and Bedford Falls Investors, L.P. have submitted separate proposals to increase the number of the Company's directors from the eight currently provided in the bylaws and to run their own slates of candidates.

         National Convenience Stores Incorporated employs approximately 4,800 people in Texas and is the leading convenience store operator in the geographic area known as the "Texas Triangle" which encompasses Houston, Dallas/Fort Worth and San Antonio.


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                                                                       EXHIBIT A



                    NATIONAL CONVENIENCE STORES INCORPORATED
                       SUMMARY OF STOCKHOLDER RIGHTS PLAN


         The Stockholder Rights Plan of National Convenience Stores Incorporated entails a dividend of one right for each outstanding share of the Company's common stock. Each right will entitle the holder to buy one-hundredth of a share of a new series of Preferred Stock for an exercise price of $55. Each one-hundredth of a share of such preferred stock would be essentially the economic equivalent of a share of the Company's common stock. The rights will trade with the Company's common stock until exercisable. The rights will not be exercisable until ten days following a public announcement that a person or group has acquired 10% of the Company's common stock or until ten business days after a person or group begins a tender offer that would result in ownership of 10% of the Company's common stock, subject to certain extensions by the Board.

         In the event that an acquiror becomes a 10% stockholder, the Rights "flip in" and become rights to buy the Company's common stock at a 50% discount, and Rights owned by the 10% stockholder become void. In the event of that the Company is merged and its common stock is exchanged or converted or if 50% or more of the Company's assets or earning power is sold or transferred, the Rights "flip over" and entitle the holders to buy shares of the acquiror's common stock at a 50% discount.

         The rights may be redeemed by the Board of Directors for $.01 per right at any time until 10 days following the first public announcement of a 10% acquisition of beneficial ownership of the Company's common stock. The rights extend for 10 years and will expire August 31, 2005. The distribution of the rights will be made to shareholders of record on September 11, 1995.


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